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                                                                    EXHIBIT 5.2





ROBERT C. SCHWARTZ
   Direct Dial:   (404) 815-3758
   Direct Fax:    (404) 685-7058
E-MAIL: rschwartz@sgrlaw.com

                                  July 28, 1999

Board of Directors
Riva Bancshares, Inc.
13004 Starbuck Road
St. Louis, Missouri 63141

                  RE:      Riva Bancshares, Inc.
                           Registration Statement on Form S-4
                           Registration No. 333-78773
                           350,000 Common Stock Purchase Warrants and
                           350,000 Common Shares


Ladies and Gentlemen:

         We have acted as counsel for Riva Bancshares, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of the shares of the Company's $.01 par value common stock (the "Shares") and the Common Stock Purchase Warrants (the "Warrants") covered by the above-described Registration Statement on Form S-4 (the "Registration Statement"). The Warrants are to be issued by the Company in exchange for outstanding shares of the common stock, $1.00 par value per share, of Premier Bancshares, Inc., a Missouri corporation, pursuant to that certain Agreement and Plan of Merger dated as of May 6, 1999, as amended, by and between the Company and Premier Bancshares, Inc., and the Shares are issuable upon exercise of the Warrants, all as more fully described in the Registration Statement.

         In connection therewith, we have examined the following:

         (1) The Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware;

         (2) The Bylaws of the Company, as amended, certified as complete and correct by the Secretary of the Company;



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Board of Directors
Riva Bancshares, Inc.
July 28, 1999
Page 2


         (3) The minute book of the Company, certified as correct and complete by the Secretary of the Company;

         (4) Certificate of Good Standing with respect to the Company, issued by the Secretary of State of the State of Delaware; and

         (5)      The Registration Statement, including all exhibits thereto.

         Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

         (A) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

         (B) The Warrants covered by the Registration Statement have been legally authorized and, when issued in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         (C) The Shares have been legally authorized and, when issued upon exercise of the Warrants in accordance with the terms of said Warrants, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Sincerely,

                                           SMITH, GAMBRELL & RUSSELL, LLP


                                           /s/ Robert C. Schwartz
                                           Robert C. Schwartz

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